Exhibit 99.1

PRESS RELEASE

Smartkem Reports Second Quarter 2024 Financial Results

Manchester, England – Monday, August 12, 2024 – Smartkem (Nasdaq: SMTK), a company that has the potential to power the next generation of displays using its disruptive organic thin-film transistors (OTFTs), today provides a business update and reports financial results for the three and six months ended June 30, 2024.

Recent Business Highlights

During Q1 and Q2 2024, Smartkem:

•	Announced that it had uplisted to The Nasdaq Stock Market.
•	Commenced a project with RiTdisplay, with whom it entered into a joint development agreement in 2021, to develop the world’s first commercially ready active-matrix OLED (AMOLED) display using OTFT technology. This new project is funded by Innovate UK (part of UK Research and Innovation (UKRI)), as part of the Taiwan-UK Research & Development Collaboration.
•	Entered into a technology collaboration agreement with the Industrial Technology Research Institute (ITRI) in Taiwan.
•	Began collaborating with FlexiIC to develop low-cost, rapid turnaround custom circuits using OTFT technology.
•	Entered into a joint development agreement with Tianma to develop OTFT biosensors.
•	Joined the Hi-Accµracy Project to develop active-matrix printed Q-LED displays.
•	Exhibited and gave company presentations at key trade industry conferences including Touch Taiwan 2024 and Display Week 2024 in San Jose, where CEO Ian Jenks gave a keynote speech at the DSCC / SID Business Conference.

Q2 2024 Financial Highlights:

•	Cash and cash equivalents as of June 30, 2024, were $4.4 million compared to $8.8 million as of December 31, 2023.
•	Operating expenses for the three months ended June 30, 2024, were $3.0 million compared $2.5 million for the same period of 2023.
•	Revenues for the three months ended June 30, 2024, were $40.0 thousand compared to $8.0 thousand for the same period of 2023.
•	In May 2024, Smartkem received approval to list its common stock on the Capital Market tier of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SMTK”. Trading on Nasdaq commenced with the open of trading on Friday, May 31, 2024.

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

CEO Outlook Commentary:

Smartkem Chairman and CEO, Ian Jenks, comments,

“The most exciting 2024 milestone for the company so far is the recent announcement of our uplist to Nasdaq. We are proud to now be trading on the world’s premier technology stock exchange and believe that it will result in increased marketability and liquidity.”

“In the first half of 2024, we delivered against our commitment to increase our marketing efforts and participation in the major global technology conferences, and, crucially, believe we have continued to demonstrate company success and viability through the delivery of our robust three-pillared commercialization strategy that has remained consistent: continuous improvement of our proprietary materials, the development of electronic design automation (EDA) tools, and access to foundry services.”

“We are committed to continuous improvement of our best-in-class materials, supported by ongoing confidence from both the industry and investor communities. We intend to deploy EDA tools to the market through our partnership with FlexiIC, enabling customers to rapidly develop circuitry at low cost for new applications in sensors, internet-of-things (IOT) or other applications. We also intend to grant our customers access to foundry services and have entered into a technology transfer agreement with the Industrial Technology Research Institute (ITRI) in Taiwan to enable product prototyping on its Gen2.5 line for customers as they approach product commercialization.

“We remain confident that our continued efforts to pursue our three-pillared strategy will lead to commercialization and the sale of our materials to both foundry services and to our customers who have transferred our technology to their own fabrication lines.”

Q2 2024 Results:

Revenue and Cost of revenue

Smartkem had revenue of $40.0 thousand and cost of revenue $32.0 thousand in the three months ended June 30, 2024. Smartkem had revenue of $8.0 thousand and cost of revenue of $6.0 thousand in the same period of 2023. Both revenues and related cost of revenue for the three months ended June 30, 2024, and 2023 are a result of sales of OTFT backplanes and TRUFLEX® materials for customer assessment and development purposes.

Other operating income

Other operating income was $0.2 million in the three months ended June 30, 2024, compared to $0.2 million in the same period of 2023. The primary source of the income is related to a research grant and research and development tax credits.

Operating expenses

Operating expenses were $3.0 million for the three months ended June 30, 2024, compared to $2.5 million in the same period of 2023, an increase of $0.5 million.

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

Research and development expenses are incurred for the development of TRUFLEX® inks to make OTFT circuits and consist primarily of payroll and technical development costs. The research and development expenses represent 38.4% and 49.5% of the total operating expenses for the three months ended June 30, 2024, and 2023, respectively. Research and development expenses decreased $98 thousand for the three months ended June 30, 2024, compared to the same period for the prior year. This decrease is primarily related to lower personnel expenses due to a reduction in force in 2023 and additional personnel resignations in 2024, offset in part by higher technical service costs.

Selling, general and administrative expenses consist primarily of payroll and professional services such as accounting, legal services and investor relations. These expenses represent 61.0% and 52.2% of our total operating expenses for the three months ended June 30, 2024, and 2023, respectively. Selling, general and administrative expenses increased by $0.5 million for the three months ended June 30, 2024, compared to the same period for the prior year. This increase was primarily a result of an increase in personnel expenses related to salary increases and bonus payouts and professional service fees related to the NASDAQ uplisting.

Non-Operating income /Expense

We recorded a loss of $81 thousand related to the valuation of the warrant liability for the three months ended June 30, 2024, compared to a gain of $3 thousand for the same period in 2023. We had transaction costs of $0.2 million related to a private placement financing for the three months ended June 30, 2023, with no similar costs in the same period of 2024. We recorded a loss on foreign currency transactions of $0.2 million for the three months ended June 30, 2024, compared to gain of $0.5 million in the same period on 2023.

Cash Flow from Operating Activities

Net cash used in operating activities was $4.4 million for the six months ended June 30, 2024, compared to $3.1 million for the six months ended June 30, 2023, an increase of $1.5 million. The increase is primarily related to the timing of payments made to vendors and the payout of bonuses.

Smartkem’s Nasdaq information can be found on the Nasdaq website: https://www.nasdaq.com/market-activity/stocks/smtk

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

SMARTKEM, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except number of shares and per share data)

	June 30,	December 31,
	2024	2023
Assets
Current assets
Cash and cash equivalents	$4,351	$8,836
Accounts receivable	—	268
Research and development tax credit receivable	967	610
Prepaid expenses and other current assets	1,186	811
Total current assets	6,504	10,525
Property, plant and equipment, net	327	455
Right-of-use assets, net	226	285
Other assets, non-current	6	7
Total assets	$7,063	$11,272

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$1,903	$1,178
Lease liabilities, current	209	230
Other current liabilities	347	360
Total current liabilities	2,459	1,768
Lease liabilities, non-current	16	19
Warrant liability	—	1,372
Total liabilities	2,475	3,159

Commitments and contingencies (Note 7)	—	—

Stockholders’ equity:
Preferred stock, par value $0.0001 per share, 10,000,000 shares authorized, 1,106 and 13,765 shares issued and outstanding, at June 30, 2024 and December 31, 2023, respectively	—	—
Common stock, par value $0.0001 per share, 300,000,000 shares authorized, 1,721,900 and 889,668 shares issued and outstanding, at June 30, 2024 and December 31, 2023, respectively*	—	—
Additional paid-in capital	112,965	104,757
Accumulated other comprehensive loss	(1,422)	(1,578)
Accumulated deficit	(106,955)	(95,066)
Total stockholders' equity	4,588	8,113
Total liabilities and stockholders’ equity	$7,063	$11,272

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

SMARTKEM, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands, except number of shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue	$40	$8	$40	$24
Cost of revenue	32	6	32	22
Gross profit	8	2	8	2

Other operating income	236	169	438	438

Operating expenses
Research and development	1,158	1,257	2,434	2,536
Selling, general and administrative	1,844	1,324	3,206	2,757
Loss on foreign currency transactions	19	(43)	32	68
Total operating expenses	3,021	2,538	5,672	5,361

Loss from operations	(2,777)	(2,367)	(5,226)	(4,921)

Non-operating income/(expense)
Gain/(loss) on foreign currency transactions	(243)	533	(249)	1,035
Transaction costs allocable to warrants	—	(198)	—	(198)
Change in fair value of the warrant liability	(81)	3	672	3
Interest income	3	2	9	6
Total non-operating income/(expense)	(321)	340	432	846

Loss before income taxes	(3,098)	(2,027)	(4,794)	(4,075)
Income tax expense	(1)	—	(1)	—
Net loss	$(3,099)	$(2,027)	$(4,795)	$(4,075)

Net loss	$(3,099)	$(2,027)	$(4,795)	$(4,075)
Other comprehensive loss:
Foreign currency translation	174	(517)	156	(973)
Total comprehensive loss	$(2,925)	$(2,544)	$(4,639)	$(5,048)

Common share data:
Basic net loss per common share*	$(0.98)	$(1.82)	$(1.63)	$(4.18)
Diluted net loss per common share*	$(0.98)	$(1.82)	$(4.04)	$(4.18)
Dividend per common share	$—	$—	$(2.41)	$—

Weighted average number of basic shares outstanding*	3,157,334	1,111,954	2,946,354	974,599
Weighted average number of diluted shares outstanding*	3,157,334	1,111,954	2,946,354	974,599

* reflects a one-for-thirty-five (1:35) reverse stock split effected on September 21, 2023

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

About Smartkem

Smartkem is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. Smartkem’s patented TRUFLEX® semiconductor and dielectric inks, or liquid electronic polymers, can be used to make a new type of transistor that has the potential to revolutionize the display industry. Smartkem’s inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing models. The company’s electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches and smartphones.

Smartkem develops its materials at its research and development facility in Manchester, UK and its semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK, It has a field application office in Taiwan. The company has an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets. For more information, visit: www.smartkem.com and follow us on LinkedIn www.linkedin.com/company/smartkem-limited and Twitter @SmartkemOTFT.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Smartkem’s expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on Smartkem Inc.’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact Details:

Barbra Keck, Chief Financial Officer, Smartkem

b.keck@smartkem.com

Selena Kirkwood, Head of Communications, Smartkem

s.kirkwood@smartkem.com

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Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com